EXHIBIT 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech Names Mawae Morton as Chief Executive Officer

and a Member of the Board of Directors

KAILUA KONA, HAWAII (January 24, 2018) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, today announced that its President, Mawae Morton, has been named as Chief Executive Officer and a Director of the company, effective January 24, 2018.

Mr. Morton replaces Founder and interim CEO, Dr. Gerry Cysewski, who will return to his role of Chief Scientific Officer and become Vice Chairman of the Board of Directors of the company. Dr. Cysewski is recognized as a leading authority on large-scale production of microalgae and is a frequently invited speaker at industry gatherings around the world.

A special committee of Cyanotech’s Board of Directors led an extensive search for a permanent CEO, which resulted in Mawae Morton’s appointment as President in July 2017. In welcoming him to the CEO role and the Board, Cyanotech Chairman Michael Davis stated, “We are pleased to have someone with Mawae’s business experience and look forward to his perspective as a leader who can leverage our company’s assets and leadership team to drive the next stage of Cyanotech’s growth. Mawae has provided excellent leadership as President of Cyanotech, and we know that will continue as he steps into the role of CEO.”

Mr. Morton has a deep understanding of complex bio-based operating businesses from various executive positions in the bio-refinery and agriculture disciplines. He previously served as Chief Executive Officer of HBE BiorefineryCo, a Hawaii-based forestry and bioenergy development company.

“This is an exciting time for Cyanotech. I am eager to take on the opportunities that lie ahead,” Mr. Morton said. “As Cyanotech continues to enhance its brand and category recognition as a world leader in natural, high-quality astaxanthin and spirulina products, there are significant growth opportunities for the company in the future.”

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for over 30 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise*. Cyanotech's Spirulina products offer nutrition that supports cardiovascular health and immunity.* All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (GRAS) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers. The Company is regulated by the FDA. Visit www.cyanotech.com for more information.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com